As filed with the U.S. Securities and Exchange Commission on August 3, 2026.

Registration No. 333-295248

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________________________

AMENDMENT NO. 6
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________________________

SunScout Holding Limited
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrants name into English)

_____________________________________

Cayman Islands	4931	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

112 Kaimanawa Street
Kelvin Grove
Palmerston North 4414
New Zealand
+64 27 230 0946
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive office)

_____________________________________

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, New York 10168
800-221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________________________

Copies to:

William S. Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Yarona Yieh, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue 3rd Floor New York, NY 10017 Telephone: (212) 588 0022	Ying Li, Esq. Guillaume de Sampigny, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 Telephone: (212) 530 2206

_____________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

____________

†          The term new or revised financial accounting standard refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 6 is being filed solely for the purpose of filing exhibit 23.1 to this registration statement on Form F-1 (File No. 333-295248) or the “Registration Statement”, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and Part II of the Registration Statement. This Amendment No. 6 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from the Registration Statement filed on July 2, 2026, and consists only of the cover page, this explanatory note and Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

Our Post-Offering Memorandum and Articles of Association will provide that every director (including any alternate director), secretary, assistant secretary, or other officer for the time being and from time to time of our company (but not including our company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

The Company was incorporated in the Cayman Islands with limited liability on August 18, 2025. Set forth below is information regarding securities issued by us during the last three years. None of the below described transactions involved any underwriters, underwriting discounts or commissions, or any public offering.

Founding Transactions

Upon incorporation on August 18, 2025, the Company issued an aggregate of 20,000,000 ordinary shares, par value US$0.0001 per share, to its founding shareholders for aggregate cash consideration of US$2,000, representing the par value of such shares. Upon incorporation, one ordinary share was issued to Harneys Fiduciary (Cayman) Limited (now Ascentium (Cayman) Limited), the Company’s registered office provider, solely as a nominee to facilitate the incorporation of the Company, and such share was immediately transferred to Mr. Thomas Grant Harris on August 18, 2025. The other issuances that occurred on August 18, 2025 are as set forth below.

	Purchaser	Securities and Number	Date of Issuance	Consideration
1	Thomas Grant Harris	959,999 ordinary shares	August 18, 2025	US$	95.99
2	Pct-Holding Limited	880,000 ordinary shares	August 18, 2025	US$	88.00
3	JKM Equity Limited	920,000 ordinary shares	August 18, 2025	US$	92.00
4	26th Mile Limited	980,000 ordinary shares	August 18, 2025	US$	98.00
5	Brillirnt Sino Holdings Limited	60,000 ordinary shares	August 18, 2025	US$	6.00
6	Multi Rise Holdings Limited	980,000 ordinary shares	August 18, 2025	US$	98.00
7	Sanshan Fortune Group Limited	980,000 ordinary shares	August 18, 2025	US$	98.00
8	David Hayden Bennett	840,000 ordinary shares	August 18, 2025	US$	84.00
9	Solerin Equity Limited	5,360,000 ordinary shares	August 18, 2025	US$	536.00
10	Art Alexander Balikin	400,000 ordinary shares	August 18, 2025	US$	40.00
11	AE Equity Limited	6,600,000 ordinary shares	August 18, 2025	US$	660.00
12	BKK Consultants	1,040,000 ordinary shares	August 18, 2025	US$	104.00

Adoption of Dual-Class Share Structure

On December 6, 2025, the Company effected a reorganization of its share capital in connection with the adoption of a dual-class share structure. As part of this reorganization, all issued and outstanding ordinary shares were cancelled and reissued as Class A Ordinary Shares on a one-for-one basis, with no change to the number of shares held by each shareholder. In addition, on December 6, 2025, the Company issued 7,500,000 Class B Ordinary Shares out of its authorized but unissued share capital to each of AE Equity Limited and Solerin Equity Limited. Except as described above, the Company has not issued or sold any equity securities during the past three years.

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the combined Financial Statements or the Notes thereto.

Item 9. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes:

1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)      To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

5)      That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser, each prospectus filed by the Registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

6)      That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the placement method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424.

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

7)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

8)      That, for purposes of determining any liability under the Securities Act of 1933, (i) the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description of document
1.1+	Form of Underwriting Agreement
3.1+	Second Amended and Restated Memorandum and Articles of Association of the Registrant, as currently effective
3.2+	Form of Third Amended and Restated Memorandum and Articles of Association of the Registrant, to become effective immediately prior to the completion of the initial public offering
5.1+	Opinion of Harney Westwood & Riegels regarding the validity of Class A Ordinary Shares being registered
8.1+	Opinion of Harney Westwood & Riegels regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
10.1+	Regional Strategic Partnership Loan between SunScout New Zealand and Crown Regional Holdings Limited (as novated from the New Zealand Ministry of Business, Innovation and Employment)
10.2+	2026 Employee Share Incentive Plan
10.3+	Brightway Energy LLC Membership Purchase Agreement
10.4+	Employment Agreement between the Registrant and Mr. Edwin Cywinski
10.5+	Employment Agreement between the Registrant and Mr. Marc Cywinski
10.6+	Employment Agreement between the Registrant and Mr. Joshua Marotske
10.7+	Employment Agreement between the Registrant and Mr. Jamie Parent
10.8+	Director Offer Letter between the Registrant and Mr. Edwin Cywinski
10.9+	Independent Director Offer Letter between the Registrant and Mr. Kian Woon Yap
10.10+	Independent Director Offer Letter between the Registrant and Mr. Jacob Pretorius
10.11+	Independent Director Offer Letter between the Registrant and Mr. Albert McLelland
10.12+	SunScout Asia License Manufacturing Agreement and Written Confirmation
10.13+	Agreement between SunScout Limited and Ballard Inc.
10.14+	R&D Cooperation Proposals between SunScout Limited and Idea Developments Ltd, dated April 29, 2022, November 25, 2022, and February 15, 2023
10.15+	Solar Panel Battery Electric Vehicle Development Services Proposal between SunScout Limited and Kahu EV LP, dated June 17, 2024
10.16+	ASB Bank Term Loan 007 between ASB Bank Limited, SunScout New Zealand Limited and Mr. Edwin Cywinski
10.17+	Lease Agreement for the Austin, Texas assembly and distribution facility
10.18+	Acting-in-Concert Agreement, dated December 6, 2025, between Mr. Friedrich Edwin Cywinski and Mr. Marc Cywinski
14.1+	Code of Ethics of the Registrant
14.2+	Insider Trading Policy of the Registrant
21.1+	List of Subsidiaries of the Registrant
23.1*	Consent of Fruci & Associates, PS
23.2+	Consent of Harney Westwood & Riegels (included in Exhibit 5.1)
23.3+	Consent of Mallett Partners (included in Exhibit 99.4)
99.1+	Audit Committee Charter
99.2+	Compensation Committee Charter
99.3+	Nomination Committee Charter
99.4+	Opinion of Mallett Partners regarding certain matters relating to New Zealand law
99.5+	Consent of EverEdge
99.6+	Executive Compensation Recovery Policy of the Registrant
99.7+	Consent of Mr. Edwin Cywinski
99.8+	Consent of Mr. Kian Woon Yap
99.9+	Consent of Mr. Jacob Pretorius
99.10+	Consent of Mr. Albert McLelland
99.11+	Request for Waiver and Representation Under Item 8.A.4 of Form 20-F
107+	Filing Fee Table

____________

+        Previously Filed

*        Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New Zealand, on August 3, 2026.

SunScout Holding Limited
By:	/s/ Edwin Cywinski
Name:	Edwin Cywinski
Title:	Chairman, Executive Director and Chief Executive Officer (Principal Executive Officer)
By:	/s/ Jamie Parent
Name:	Jamie Parent
Title:	Chief Financial Officer (Principal Accounting and Financial Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Edwin Cywinski and Mr. Jamie Parent, each acting singly as an attorney-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of Class A Ordinary Shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Edwin Cywinski
Name:	Edwin Cywinski
Title:	Chairman, Executive Director and Chief Executive Officer (Principal Executive Officer)
Date:	August 3, 2026
By:	/s/ Jamie Parent
Name:	Jamie Parent
Title:	Chief Financial Officer (Principal Accounting and Financial Officer)
Date:	August 3, 2026

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement or amendment thereto in New York, New York, United States of America on August 3, 2026.

COGENCY GLOBAL INC.
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.